Exhibit 10(a)24

SOUTHERN COMPANY

EXECUTIVE CHANGE IN CONTROL

SEVERANCE PLAN

AMENDED AND RESTATED

Troutman Sanders LLP

Bank of America Plaza, Suite 5200

600 Peachtree Street, N.E.

Atlanta, Georgia 30308

SOUTHERN COMPANY

EXECUTIVE CHANGE IN CONTROL

SEVERANCE PLAN

AMENDED AND RESTATED

ARTICLE 1 - PURPOSE AND ADOPTION OF PLAN

1.1       Adoption of Plan. Southern Company Services, Inc. hereby adopts this Amended and Restated Southern Company Executive Change in Control Severance Plan effective as of the date of execution. The Plan was originally effective December 7, 1998. It was amended by a First Amendment also effective December 7, 1998, and subsequently amended and restated effective July 10, 2000, May 9, 2002, May 1, 2003 and January 1, 2007. The Plan is an unfunded “top hat” plan designed to provide certain severance benefits to a select group of management or highly compensated employees, to be paid solely from the general assets of the respective Employing Companies.

1.2       Purpose. The Plan is primarily designed to provide benefits to certain key employees of the Employing Companies, whose employment is terminated subsequent to a change in control of Southern or their respective Employing Company.

ARTICLE 2 - DEFINITIONS

2.1       “Administrative Committee” shall mean the Southern Company Benefits Administration Committee as such committee shall stand from time to time. In the event the Southern Company Plan Administration Committee is disestablished, the Administrative Committee shall be the committee appointed by the Board of Directors to conduct the overall administration of the Plan.

2.2       “Annual Compensation” shall mean a Participant’s Base Salary plus Target Bonus under his Employing Company’s Short Term Bonus Plan.

2.3       “Base Salary” shall mean a Participant’s highest annual base salary rate during the twelve (12) month period immediately preceding the date the Change in Control is Consummated.

2.4       “Beneficial Ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

2.5       “Benefit Index” shall mean the Hewitt Associates’ Benefit Index(r), or if such index is no longer available, cannot be used, or if pursuant to Section 2.6 hereof another Benefits Consultant has been chosen by the Administrative Committee, such other comparable index utilized by the Benefits Consultant.

2.6       “Benefits Consultant” shall mean Hewitt Associates or such other nationally recognized employee benefits consulting firm as shall be designated in writing by the Administrative Committee upon the occurrence of a Preliminary Change in Control that would result in a Subsidiary Change in Control.

2.7       “Board of Directors” shall mean the board of directors of the Company.

2.8       “Business Combination” shall mean a reorganization, merger or consolidation of Southern with another corporation or an entity treated as a corporation for United States income tax purposes.

2.9       “Change in Control” shall mean,

(a)      with respect to Southern, the occurrence of any of the following:

(i)        The Consummation of an acquisition by any Person of Beneficial Ownership (during the 12 month period ending on the date of the most recent acquisition by such Person) of 20% or more of Southern’s Voting Securities; provided, however, that for purposes of this Section 2.9(a)(i), the following acquisitions of Southern’s Voting Securities shall not constitute a Change in Control:

(A)        any acquisition directly from Southern;

(B)        any acquisition by Southern;

(C)      any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Southern or any Southern Subsidiary;

(D)      any acquisition by a qualified pension plan or publicly held mutual fund;

(E)       any acquisition by an employee of Southern or a Southern Subsidiary, or Group composed exclusively of such employees; or

(F)       any Business Combination which would not otherwise constitute a Change in Control because of the application of clauses (A), (B) and (C) of Section 2.9(a)(iii);

(ii)       A change in the composition of the Southern Board whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Southern Board; or

(iii)      Consummation of a Business Combination, unless, following such Business Combination, all of the following three conditions are met:

(A)      all or substantially all of the individuals and entities who held Beneficial Ownership, respectively, of Southern’s Voting Securities immediately prior to such Business Combination hold Beneficial Ownership, directly or indirectly, of 65% or more of the combined voting power of the Voting Securities of the corporation surviving or resulting from such Business Combination, (including, without limitation, a corporation which as a result of such Business Combination holds Beneficial Ownership of all or substantially all of Southern’s Voting Securities or all or substantially all of Southern’s assets) (such surviving or resulting corporation to be referred to as “Surviving Company”), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Southern’s Voting Securities;

(B)      no Person (excluding any qualified pension plan, publicly held mutual fund, Group composed exclusively of Employees or employee benefit plan (or related trust) of Southern, any Southern Subsidiary or Surviving Company) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such ownership existed prior to the Business Combination; and

(C)      at least a majority of the members of the board of directors of Surviving Company were members of the Incumbent Board on the date of the Preliminary Change in Control.

(b)       with respect to an Employing Company, the occurrence of any of the following:

(i)        The Consummation of an acquisition by any Person of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of an Employing Company; provided, however, that for purposes of this Section 2.9(b)(i), any acquisition by an employee of Southern or a Southern Subsidiary, or Group composed entirely of such employees, any qualified pension plan, any publicly held mutual fund or any employee benefit plan (or related trust) sponsored or maintained by Southern or any Southern Subsidiary shall not constitute a Change in Control;

(ii)       The Consummation of a reorganization, merger or consolidation of an Employing Company with another corporation or an entity treated as a corporation for United States federal income tax purposes (an “Employing Company Business Combination”), in each case, unless, following such Employing Company Business Combination, Southern or a Southern Subsidiary Controls the corporation surviving or resulting from such Employing Company Business Combination; or

(iii)      The Consummation of the sale or other disposition of all or substantially all of the assets of an Employing Company to an entity which Southern or a Southern Subsidiary does not Control (“Subsidiary Change in Control”).

2.10     “COBRA Coverage” shall mean any continuation coverage to which a Participant or his dependents may be entitled pursuant to Code Section 4980B.

2.11     “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.12     “Common Stock” shall mean the common stock of Southern.

2.13     “Company” shall mean Southern Company Services, Inc., its successors and assigns.

2.14     “Compensation Committee” shall mean the Compensation and Management Succession Committee of the Southern Board.

2.15     “Consummation” shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation’s shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or governmental agencies.

2.16     “Control” shall mean, in the case of a corporation, Beneficial Ownership of more than 50% of the combined voting power of the corporation’s Voting Securities, or in the case of any other entity, Beneficial Ownership of more than 50% of such entity’s voting equity interests.

2.17     “Economic Equivalent” or “Economic Equivalence” shall have the meaning set forth in Section 2.25(f) hereof.

2.18     “Effective Date” shall mean the date of execution hereof.

2.19     “Employee” shall mean each regular full-time or regular part-time employee of an Employing Company of Grades 10 to 13 (or, if the Grade system is not used, $130,000 or more of annual base salary rate for the twelve month period immediately preceding the date the Change in Control is Consummated) not covered by a collective bargaining agreement between the Employing Company and a union or other employee representative who is an employee of an Employing Company on the date the Change in Control is Consummated. The Administrative Committee may deem one or more Employees of a particular Southern Subsidiary to be employed by another Employing Company for purposes of this Plan. Such action shall be in writing and shall cause such an Employee to be entitled to benefits under this Plan in the event of a Change in Control of his deemed Employing Company, not his Employing Company. Notwithstanding the above, no Employee shall participate in the Plan if, prior to a Change in Control, the Employee is entitled to, and elects to receive, benefits under any other change in control severance plan, agreement or arrangement.

2.20     “Employee Outplacement Program” shall mean the program established by an Employing Company from time to time for the purpose of assisting Participants covered by the Plan in finding employment outside of the Employing Company which provides for the following services:

(a)      self assessment, career decision and goal setting;

(b)      job market research and job sources;

(c)      networking and interviewing skills;

(d)      planning and implementation strategy;

(e)      resume writing, job hunting methods and salary negotiation; and

(f)      office support and job search resources.

2.21     “Employing Company” or “Employer” shall mean the Company, or any other Southern Subsidiary, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them. The term “Employing Company” or “Employer” shall also mean any other corporation or entity Controlled by a Southern Subsidiary which the Compensation Committee has determined to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

2.22     “Employing Company Business Combination” shall have the meaning set forth in Section 2.9(b)(ii) hereof.

2.23     “Equity Based Bonus Plan” shall mean a plan or arrangement that provides for the grant to participants of stock options, restricted stock, stock appreciation rights, phantom stock, phantom stock appreciation rights or any other similar rights the terms of which provide a participant with the potential to receive the benefit of any increase in value of the underlying equity or notional amount (e.g., number of phantom shares) from the date of grant through a subsequent date.

2.24     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.25     “Good Reason” shall mean, without an Employee’s express written consent, after written notice to his Employing Company within ninety (90) days of the initial occurrence of the condition giving rise to Good Reason as provided herein, and after a thirty (30) day opportunity for the Employee’s Employing Company to cure, the continuing occurrence of any of the events described in Subsections (a)(i), (b)(i), (c)(i), (d)(i) or (d)(ii) of this Section 2.25. In the case of an Employee or Support Employee claiming benefits under this Plan upon a Subsidiary Change in Control, the foregoing notice and opportunity to cure will be satisfied if the Employee or Support Employee provides to the Administrative Committee a copy of his or her written offer of employment by the acquiring company within thirty (30) days of such offer along with a written explanation describing how the terms of such offer satisfy the requirements of Subsections (a)(ii), (b)(ii), (c)(ii), (d)(iii) or (e) of this Section 2.25. The Administrative Committee shall make a determination of whether such written offer of employment satisfies the requirements of Sections 2.24(a)(ii), (b)(ii), (c)(ii), (d)(iii) or (e) hereof upon consultation with the Benefits Consultant and shall notify the Participant of its decision within thirty (30) days of receipt of the Participant’s written offer of employment. Any dispute regarding the Administrative Committee’s decision shall be resolved in accordance with Article 5 hereof. This definition of “Good Reason” is intended to constitute an involuntary separation from service as contemplated by Treasury Regulation section 1.409A-1(n)(2).

(a)      Inconsistent Duties.

(i)        Change in Control. A meaningful and detrimental alteration in the Employee’s position or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control.

(ii)       Subsidiary Change in Control. In the event of a Subsidiary Change in Control, Good Reason shall exist if an Employee is offered employment with the acquiring employer with a job title, duties and status which are materially and detrimentally lower than the Employee’s job title, duties and status in effect at his Employing Company on the date the offer of employment is received from the acquiring company.

(b)      Reduced Compensation.

(i)        Change in Control. A reduction of five percent (5%) or more by the Employing Company in any of the following amounts of compensation expressed in subparagraphs (A), (B) or (C) hereof, except for a less than ten percent (10%), across-the-board reduction in such compensation amounts similarly affecting ninety-

five percent (95%) or more of the Employees of the Employing Company eligible for such compensation:

(A)      the Employee’s Base Salary;

(B)      the sum of the Employee’s Base Salary plus Target Bonus under his Employing Company’s Short Term Bonus Plan, as in effect on the day immediately preceding the day the Change in Control is Consummated; or

(C)      the sum of the Employee’s Base Salary plus Target Bonus under his Employing Company’s Short Term Bonus Plan and Long Term Bonus Plan plus the Target Bonus under his Employing Company’s Equity Based Bonus Plan, each of which as in effect on the day immediately preceding the day the Change in Control is Consummated.

(ii)       Subsidiary Change in Control. Notwithstanding Section 2.25(a)(i) hereon, in the event of a Subsidiary Change in Control, Good Reason shall exist if an Employee or Support Employee is offered Base Salary, Target Bonus under the acquiring company’s Short Term Bonus Plan and Long Term Bonus Plan and Target Bonus under the acquiring company’s Equity Based Bonus Plan that, in the aggregate, is less than ninety percent (95%) of the Employee’s or Support Employee’s Base Salary plus Target Bonus under his Employing Company’s Short Term Bonus Plan and Long Term Bonus Plan, plus Target Bonus under his Employing Company’s Equity Based Bonus Plan, each of which as in effect on the day the offer of employment is received from the acquiring company;

(c)      Relocation.

(i)        Employing Company. A change in an Employee’s work location to a location more than fifty (50) miles from the facility where the Employee was located on the day immediately preceding the day the Change in Control is Consummated, unless such new work location is within fifty (50) miles of the Employee’s principal place of residence on the day immediately preceding the day the Change in Control is Consummated. The acceptance, if any, by an Employee of employment by an Employing Company at a work location which is outside the fifty mile radius set forth in this Section 2.25(c) shall not be a waiver of the Employee’s right to refuse subsequent transfer by an Employing Company to a location which is more than fifty (50) miles from the Employee’s principal place of residence on the day immediately preceding the day the Change in Control is Consummated, and such subsequent nonconsensual transfer shall be “Good Reason” under this Agreement;

(ii)       Subsidiary Change in Control. Notwithstanding Section 2.25(c)(i) hereof, in the case of a Subsidiary Change in Control, Good Reason shall exist if the Employee’s work location under the terms of the offer of employment from the acquiring employer is more than fifty (50) miles from the Employee’s work location at his or her Employing Company as of the date the offer of employment by the acquiring employer is received.

(d)      Benefits and Perquisites.

(i)        Change in Control - Retirement and Welfare Benefits. The taking of any action, or the failure to take any action, by the Employing Company that would directly or indirectly cause a Material Reduction in the Retirement and Welfare Benefits to which an Employee is entitled under the Employing Company’s Retirement and Welfare Benefit plans in which the Employee was participating on the day immediately preceding the day the Change in Control is Consummated.

(ii)       Vacation and Paid Time Off. The failure by the Employing Company to provide an Employee with at least 95% of the number of paid vacation days or, if applicable, paid time off days to which the Employee is entitled on the basis of years of service with the Employing Company in accordance with the Employing Company’s normal vacation policy or the paid time off program (whichever applicable) in effect on the day immediately preceding the day the Change in Control is Consummated (except for across-the-board vacation policy or paid time off program changes or policy or program terminations similarly affecting at least ninety-five percent (95%) of all Employees of the Employing Company).

(iii)      Subsidiary Change in Control. Notwithstanding Section 2.25(c)(i) hereof, in the event of a Subsidiary Change in Control, Good Reason shall exist if an Employee or Support Employee is offered a package of Retirement and Welfare Benefits by the acquiring employer that is not Economically Equivalent, as determined under Sections 2.25(f) and (g) hereof.

(e)       Adoption of Severance Plan. In the event of a Subsidiary Change in Control, Good Reason shall exist if the offer of employment by the acquiring employer does not include an agreement to adopt a severance plan substantially in the form of Exhibit C attached hereto.

(f)        Economic Equivalence. For purposes of Section 2.25(d)(iii) above, an acquiring employer’s package of Retirement and Welfare Benefits shall be considered Economically Equivalent if, in the written opinion of the Benefits Consultant, the anticipated, employer-provided value of what an Employee or Support Employee of an Employing Company undergoing a Subsidiary Change in Control is expected to derive from the acquiring employer’s Retirement and Welfare Benefits is equal to or greater than ninety percent (90%) of such value the Employee or Support Employee would have derived from his Employing Company’s Retirement and Welfare Benefits using the Benefit Index.

(g)       Benefit Index Guidelines. For purposes of Section 2.25(f) above, the following guidelines shall be followed by the Company, the acquiring employer and the Benefits Consultant in the performance of the Benefit Index calculations:

(i) Upon a Preliminary Change in Control that if Consummated would result in a Subsidiary Change in Control, the Employing Company and the acquiring employer shall provide to the Benefits Consultant the applicable benefit plan provisions for the plan year in which the Subsidiary Change in Control is anticipated to occur. Plan provisions for the immediately preceding plan year may be provided if the Benefits Consultant determines that there have been no changes to such plans that would materially affect the determination of Economic Equivalence. If the acquiring employer’s relevant plan provisions have not previously been included in the Benefits Consultant’s Benefit Index database, the acquiring employer shall provide to the Benefits Consultant such plan information as the Benefits Consultant shall request in writing as soon as practicable following such request. The Administrative Committee shall take such action as is reasonably required to facilitate the transfer of such information from the acquiring employer to the Benefits Consultant.

(ii) The standard Benefit Index assumptions for the plan year from which the plan provisions are taken shall be used.

(iii) The Employing Company shall provide to the Benefits Consultant actual data for its Employees. The Company shall provide such data for Support Employees whose Employing Company is the subject of the Subsidiary Change in Control.

(iv) The determination of whether or not the acquiring employer's Retirement and Welfare Benefits are Economically Equivalent to the Retirement and Welfare Benefits provided to the Employee or Support Employee by his or her Employing Company shall be determined on an aggregate basis. All assessments shall consider all benefits in total and no individual-by-individual, plan-by-plan determination of Economic Equivalence shall be made.

2.26     “Group” shall have the meaning set forth in Section 14(d) of the Exchange Act.

2.27     “Group Health Plan” shall mean the Southern Company Services, Inc. Healthcare Plan for Retirees, as such plan may be amended from time to time.

2.28     “Group Life Insurance Plan” shall mean the Retiree Group Life Insurance Plan for Southern Company Services, Inc., as such plan may be amended from time to time.

2.29     “Incumbent Board” shall mean those individuals who constitute the Southern Board as of January 1, 2009, plus any individual who shall become a director subsequent to such date whose election or nomination for election by Southern’s shareholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Southern Board subsequent to January 1, 2009 whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Southern Board shall be a member of the Incumbent Board.

2.30     “Long Term Bonus Plan” shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of more than twelve months.

2.31     “Material Reduction” shall mean (i) any change in a retirement plan or arrangement that has the effect of reducing the present value of the projected benefits to be provided to an Employee by five percent (5%) or more, (ii) any five percent (5%) or more reduction in medical, health and accident and disability benefits as a percentage of premiums or premium equivalents in accordance with the Employing Company’s prior practice as measured over a period of the three previous plan years from the date the Change in Control is Consummated, or (iii) any five percent (5%) or more reduction in employer matching funds as a percentage of employee contributions in accordance with the Employing Company’s prior practice measured over a period of the previous three plan years from the date the Change in Control is Consummated.

2.32     “Month of Service” shall mean any calendar month during which a Participant has worked at least one (1) hour or was on approved leave of absence while in the employ of an Employing Company or any other Southern Subsidiary.

2.33     “Omnibus Plan” shall mean the Southern Company Omnibus Incentive Compensation Plan, and the Design and Administrative Specifications duly adopted thereunder, as in effect on the date a Change in Control is Consummated.

2.34     “Participant” shall mean an Employee or Support Employee who meets the eligibility requirements of Section 3.1 of this Plan.

2.35     “Pension Plan” shall mean The Southern Company Pension Plan or any successor thereto, as in effect on the date a Change in Control is Consummated.

2.36     “Performance Dividend Program” or “PDP” shall mean the Performance Dividend Program under the Omnibus Plan or any replacement thereto, as in effect on the date a Change in Control is Consummated.

2.37     “Performance Pay Program” or “PPP” shall mean the Performance Pay Program under the Omnibus Plan or any replacement thereto, as in effect on the date a Change in Control is Consummated.

2.38     “Person” shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of Exchange Act.

2.39     “Plan” shall mean the Southern Company Executive Change in Control Severance Plan.

2.40     “Preliminary Change in Control” shall mean the occurrence of any of the following as administratively determined by the Southern Committee.

(a)       Southern or an Employing Company has entered into a written agreement, such as, but not limited to, a letter of intent, which, if Consummated, would result in a Change in Control;

(b)       Southern, an Employing Company or any Person publicly announces an intention to take or to consider taking actions which, if Consummated, would result in a Change of Control under circumstances where the Consummation of the announced action or intended action is legally and financially possible; or

(c)       Any Person achieves the Beneficial Ownership of fifteen percent (15%) or more of the Common Stock.

2.41     “Retirement and Welfare Benefits” shall mean benefits provided by the following types of plans and arrangements: pension plans, defined contribution plans (matched savings, profit sharing, money purchase, ESOP, and similar plans and arrangements), plans providing for death benefits while employed or retired (life insurance, survivor income, and similar plans and arrangements), plans providing for short-term disability benefits (including accident and sick time), plans providing for long-term disability benefits and plans providing health-care benefits (including reimbursements during active employment or retirement related to expenses for medical, vision, hearing, dental, and similar plans and arrangements).

2.42     “Separation Date” shall mean the date on which a Participant’s employment with his Employing Company is terminated; provided, however, that solely for purposes of Section 3.2(c) hereof, the Separation Date of Participants who are deemed to be retired pursuant to the provisions of Section 3.3 hereof, shall be the effective date of their retirement pursuant to the terms of the Pension Plan.

2.43     “Short Term Bonus Plan” shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of twelve months or less.

2.44     “Southern” shall mean The Southern Company, its successors and assigns.

2.45     “Southern Board” shall mean the board of directors of Southern.

2.46     “Southern Committee” shall mean the committee comprised of the Chairman of the Southern Board, the Chief Financial Officer of Southern and the General Counsel of Southern.

2.47     “Southern Subsidiary” shall mean any corporation or other entity Controlled by Southern or another Southern Subsidiary.

2.48     “Subsidiary Change in Control” shall have the meaning set forth in Section 2.8(b)(iii) hereof.

2.49     “Support Employee” shall mean an Employee of the Company (which shall continue to be such Employee’s Employing Company for all other purposes of this Plan) whose employment with the Company:

(a)       Is involuntarily terminated without Cause within two years after the Change in Control of an Employing Company (other than the Company) and either (i) spent at least 40% of his working time performing services for such Employing Company as of the day immediately preceding the day the Change in Control is Consummated and for one-hundred eighty (180) days prior thereto, or since commencement of employment by the Company, if shorter, or (ii) is determined by the Administrative Committee to be involuntarily terminated without Cause as a result of such Change in Control; or

(b)       Is voluntarily terminated by Employee for Good Reason within two years after the Change in Control of an Employing Company (other than the Company) and who spent at least 40% of his working time performing services for such Employing Company as of the day immediately preceding the day the Change in Control is Consummated and for one-hundred eighty (180) days prior thereto, or since commencement of employment by the Company, if shorter. For purposes of this Section 2.49(b) only, Good Reason shall not include the provisions of Section 2.25(a), entitled “Inconsistent Duties.”

2.50     “Target Bonus” shall mean the amount of incentive compensation expressed as either a percent of salary or pay, an expected dollar amount, the number of awards granted or such other quantifiable measure to determine the amount to be paid or granted under the terms of the respective Short Term Bonus Plan, Long Term Bonus Plan or Equity Based Bonus Plan, as used by the Employing Company or respective acquiring employer to measure the market competitiveness of its employee compensation programs.

2.51     “Termination for Cause” or “Cause” shall mean an Employee’s termination of employment with his Employing Company upon the occurrence of any of the following:

(a)       The willful and continued failure by the Employee to substantially perform his duties with his Employing Company (other than any such failure resulting from the Employee’s Total Disability or from the Employee’s retirement or any such actual or anticipated failure resulting from termination of employment by the Employee for Good Reason) after a written demand for substantial performance is delivered to him by the Administrative Committee, which demand specifically identifies the manner in which the Administrative Committee believes the Employee has not substantially performed his duties; or

(b)       The willful engaging by the Employee in conduct that is demonstrably and materially injurious to his Employing Company, monetarily or otherwise, including but not limited to any of the following:

(i)        any willful act involving fraud or dishonesty in the course of an Employee’s employment by his Employing Company;

(ii)        the willful carrying out of any activity or the making of any statement by an Employee which would materially prejudice or impair the good name and standing of his Employing Company, Southern or any other Southern Subsidiary or would bring his Employing Company, Southern or any other Southern Subsidiary into contempt, ridicule or would reasonably shock or offend any community in which his Employing Company, Southern or such other Southern Subsidiary is located;

(iii)      attendance by an Employee at work in a state of intoxication or otherwise being found in possession at his workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iv)      violation of his Employing Company’s policies on drug and alcohol usage, fitness for duty requirements or similar policies as may exist from time to time as adopted by the Employing Company’s safety officer;

(v)       assault or other act of violence by Employee against any person during the course of employment; or

(vi)      Employee’s indictment for any felony or any misdemeanor involving moral turpitude.

No act or failure to act by an Employee shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of his Employing Company.

Notwithstanding the foregoing, an Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of the majority of the Administrative Committee at a meeting called and held for such purpose (after reasonable notice to the Employee and an opportunity for him, together with counsel, to be heard before the Administrative Committee), finding that, in the good faith opinion of the Administrative Committee, the Employee was guilty of conduct set forth in Section 2.51(a) or (b) hereof and specifying the particulars thereof in detail.

2.52     “Total Disability” shall mean total disability under the terms of the Pension Plan.

2.53     “Voting Securities” shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation’s directors.

2.54     “Waiver and Release” shall mean the Waiver and Release substantially in the form of Exhibit A attached hereto.

2.55     “Year of Service” shall mean an Employee’s Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven (7). If an Employee has a break in his service with his Employing Company, he will receive credit under this Plan for the service prior to the break in service only if the break in service was less than five years and his service prior to the break exceeds the length of the break in service.

ARTICLE 3 - SEVERANCE BENEFITS

3.1     “Eligibility.

(a)       Employees. Except as otherwise provided herein, any Employee whose employment is involuntarily terminated by his Employing Company at any time during the two year period following a Change in Control of Southern or his Employing Company for reasons other than Cause or who shall voluntarily terminate his employment with his Employing Company for Good Reason at any time during the two year period following a Change in Control of Southern or his Employing Company shall be entitled to participate in this Plan and receive the benefits described in Section 3.2 hereof, subject to the terms and conditions described in this Article 3.

(b)       Deemed Employees. An Employee who is deemed to be employed by an Employing Company other than his actual Employing Company under Section 2.19 hereof shall be entitled to participate in this Plan and receive the benefits described in Section 3.2 hereof in the same manner as other Employees of the deemed Employing Company undergoing a Change in Control under Section 3.1(a) hereof; provided, however, that such deemed Employee will be considered to be an Employee of the deemed Employing Company solely for purposes of determining whether he or she is entitled to benefits under this Plan as a result of a Change in Control of such deemed Employing Company. For all other purposes under this Plan, such deemed Employee’s actual Employing Company shall be considered.

(c)       Support Employees. A Support Employee shall be entitled to participate in this Plan and receive the benefits described in Section 3.2 hereof, subject to the terms and conditions described in this Article 3.

(d)       Limits on Eligibility. Notwithstanding anything to the contrary herein, an Employee or Support Employee shall not be eligible to receive benefits under this Plan if the Employee or Support Employee:

(i)        is not actively at work on his Separation Date, unless such Employee or Support Employee is capable of returning to work within twelve (12) weeks of the beginning of any leave of absence from work;

(ii)       voluntarily terminates his employment with his Employing Company for other than Good Reason;

(iii)      has his employment terminated by his Employing Company for Cause;

(iv)      accepts the transfer of his employment to Southern, any Southern Subsidiary or any employer that acquires all or substantially all of the assets of Southern;

(v)       accepts the transfer of his employment to any employer (or its affiliate) that acquires all or substantially all of the assets of a Southern Subsidiary or his Employing Company and becomes an employee of any such employer (or its affiliate) following such acquisition (provided, however, that if an Employee or Support Employee would otherwise have been a Participant in the Plan but for this Section 3.1(d)(v), such Employee or Support Employee will be a Participant and eligible for benefits under this Plan except for those outplacement, severance and welfare benefits described in Sections 3.2(a), (b) and (c) hereof);

(vi)    is involuntarily separated from service with his Employing Company after refusing an offer of employment by Southern or a Southern Subsidiary, under circumstances where the terms of such offer would not have amounted to Good Reason for voluntary termination of employment from his or her Employing Company by comparing each item of compensation and benefits of such offer of employment as set forth in Section 2.24(a)(i), (b)(i), (c)(i), (d)(i) and (d)(ii) above, with such items of compensation and benefits to which he or she is entitled at his or her Employing Company as of the day immediately preceding the day of such offer of employment;

(vii)    refuses an offer of employment by an acquiring employer in a Subsidiary Change in Control under circumstances where such offer does not provide Good Reason under the requirements of Section 2.24(a)(ii), (b)(ii), (c)(ii), (d)(iii) or (e) hereof.

(viii)    elects to receive the benefits of any other voluntary or involuntary severance, separation or outplacement program, plan or agreement maintained by his Employing Company in lieu of benefits under this Plan; provided however, that the receipt of benefits under any retention plan or agreement shall not be deemed to be the receipt of benefits under any severance, separation or outplacement program for purposes of this Plan.

(ix)    fails to execute and submit a Waiver and Release substantially in the form of Exhibit A attached hereto within thirty (30) days of his or her Separation Date.

3.2       Benefits. Upon the Employing Company’s receipt of an effective Waiver and Release, Participants shall be entitled to receive the following benefits:

(a)       Employee Outplacement Services. Each Participant shall be eligible to participate in the Employee Outplacement Program, which program shall not be less than six (6) months duration measured from the Participant’s Separation Date.

(b)       Severance Benefit. Participants shall be paid in cash an amount equal to two times the Participant’s Annual Compensation, but not in excess of the Capped Amount. For purposes of this Section 3.2(b), the Capped Amount shall be the amount otherwise payable under this Section 3.2(b), reduced in such amount and to such extent that no amount of the payment under this Section 3.2(b), plus all other “parachute payments” under Code Section 280G, would constitute an “excess parachute payment” under Code Section 280G, but only to the extent that if the payment under this Section 3.2(b) were increased by one additional dollar ($1.00), a portion of the payment under this Section 3.2(b) would be an “excess parachute payment” under Code Section 280G. The calculation of the Capped Amount and any other determinations relating to the applicability of Code Section 280G (and the rules and regulations promulgated thereunder) to the payments contemplated by this Plan shall be made by a nationally recognized firm specializing in federal income taxes as selected by the Administrative Committee, and such calculations or determinations shall be binding upon the Participants, Southern and the Employing Company.

(c)       Welfare Benefit.

(i)        Except as provided in Section 3.3 hereof, each Participant shall be eligible to participate in the Employing Company’s Group Health Plan for a period of six (6) months for each of the Participant’s Years of Service, not to exceed a period of five (5) years, beginning on the first day of the first month following the Participant’s Separation Date unless otherwise specifically provided under such plan, upon the Participant’s payment of both the Employing Company’s and the Participant’s premium under such plan. A Participant who receives this extended medical coverage shall also be entitled to elect coverage under the Group Health Plan for his dependents who are participating in the Group Health Plan on the Participant’s Separation Date (and for such other dependents as may be entitled to coverage under the provisions of the Health Insurance Portability and Accountability Act of 1996) for the duration of the Participant’s extended medical coverage under this Section 3.2(c) to the extent such dependents remain eligible for dependent coverage under the terms of the Group Health Plan.

(ii)       The extended medical coverage afforded to a Participant pursuant to this Section 3.2(c) as well as the premiums to be paid by the Participant in connection with such coverage shall be determined in accordance with the terms of the Group Health Plan and shall be subject to any changes in the terms and conditions of the Group Health Plan as well as any future increases in premiums under the Group Health Plan. The premiums to be paid by the Participant in connection with this extended coverage shall be due on the first day of each month; provided, however, that if a Participant fails to pay his premium within thirty (30) days of its due date, such Participant’s extended coverage shall be terminated.

(iii)      Any Group Health Plan coverage provided under this Section 3.2(c) shall be a part of and not in addition to any COBRA Coverage which a Participant or his dependent may elect. In the event that a Participant or his dependent becomes eligible to be covered, by virtue of re-employment or otherwise, by any employer-sponsored group health plan or is eligible for coverage under any government-sponsored health plan during the above period, coverage under the Employing Company’s Group Health Plan available to the Participant or his dependent by virtue of the provisions of this Article 3 shall terminate, except as may otherwise be required by law, and shall not be renewed. It shall be the duty of a Participant to inform the Employing Company of his eligibility to participate in any such health plan.

(iv)      Except as otherwise provided in Section 3.3 hereof, regardless of whether a Participant elects the extended coverage described in Section 3.2(c) hereof, the Employing Company shall pay to each Participant a cash amount equal to the Employing Company’s and the Participant’s cost of premiums for two (2) years of coverage under the Group Health Plan and Group Life Insurance Plan, as such Plans were in effect as of the date of the Change in Control.

(d)       Stock Option Vesting. The provisions of this Section 3.2(d) shall apply to any Participant who, as of the date of the Change in Control, was a participant in the Omnibus Plan, the defined terms of which are incorporated in this Section 3.2(d) by reference.

(i)        Any of the Participant’s Options and Stock Appreciation Rights outstanding as of the Separation Date which are not then exercisable and vested, shall become fully exercisable and vested; provided, that in the case of a Participant holding a Stock Appreciation Right who is subject to Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable at such time if such actions would result in liability to the Participant under Section 16(b) of the Exchange Act, provided further that any such actions not taken as a result of the rules under Section 16(b) of the Exchange Act shall be effected as of the first date that such activity would no longer result in liability under Section 16(b) of the Exchange Act.

(ii)       The restrictions and deferral limitations applicable to any of the Participant’s Restricted Stock and Restricted Stock Units as of the Separation Date shall lapse, and such Restricted Stock and Restricted Stock Units shall become free of all restrictions and limitations and become fully vested and transferable.

(e)       Performance Pay Program. The provisions of this Section 3.2(e) shall apply to any Participant who, as of the date of the Change in Control, was a participant in the Performance Pay Program, the defined terms of which are incorporated in this Section 3.2(e) by reference. Provided the Participant is not entitled to a Cash-Based Award under the PPP, if the PPP is in place as of the Participant’s Separation Date and to the extent the Participant is entitled to participate therein, the Participant shall be entitled to receive cash in an amount equal to a prorated payout of his Cash-Based Award under the PPP for the performance period in which the Separation Date shall have occurred, at target performance under the PPP and prorated by the number of months which have passed since the beginning of the performance period until the Separation Date.

(f)        Performance Dividend Program. The provisions of this Section 3.2(f) shall apply to any Participant who, as of the date of the Change in Control, was a participant in the Performance Dividend Program, the defined terms of which are incorporated in this Section 3.2(f) by reference. Provided the Participant is not entitled to a Cash-Based Award under the PDP, if the PDP is in place through the Participant’s Separation Date and to the extent the Participant is entitled to participate therein, the Participant shall be entitled to receive cash for each such Cash-Based Award under the PDP held as of such date based on a payout percentage of the greater of 50% or actual performance under the PDP for the performance period in which the Separation Date shall have occurred, and the sum of the quarterly dividends declared on the Common Stock in the performance year of and prior to the Separation Date. For purposes of this Section 3.2(f), payout of each Cash-Based Award under the PDP shall be based upon the performance measurement period that would otherwise have ended on December 31st of the year in which the Participant’s Separation Date occurs, all other remaining PDP performance measurement periods shall terminate with respect to such Participant and no payment to such Participant shall be made with respect thereto.

(g)       Other Short Term Incentives Under the Omnibus Plan. The provisions of this Section 3.2(g) shall apply to any Participant who, as of the date of the Change in Control is entitled to a Performance Unit or Performance Share award under the Omnibus Plan. Provided the Participant is not otherwise entitled to a Performance Unit/Share award under the Omnibus Plan, the Participant shall be entitled to receive cash in an amount equal to a prorated payout of the value of his Performance Units and/or Performance Shares for the performance period in which the Separation Date shall have occurred, at target performance and prorated by the number of months which have passed since the beginning of the performance period until the Separation Date.

(h)       Other Short-Term Incentive Plans. The provisions of this Section 3.2(h) shall apply to any Participant who, as of the date of the Change in Control, is a participant in any other “short term incentive compensation plan” not otherwise previously referred to in this Section 3.2. Provided the Participant is not otherwise entitled to a plan payout under any change in control provisions of such plans, if the “short term incentive compensation plan” is in place through the Participant’s Separation Date and to the extent the Participant is entitled to participate therein, the Participant shall be entitled to receive cash in an amount equal to his award under his respective Employing Company’s “short term incentive compensation plan” for the annual performance period in which the Separation Date shall have occurred, at the Participant’s target performance level and prorated by the number of months which have passed since the beginning of the annual performance period until the Separation Date. For purposes of this Section 3.2(h), the term “short term incentive compensation plan” shall mean any incentive compensation plan or arrangement adopted in writing by an Employing Company which provides for annual, recurring compensatory bonuses to participants based upon articulated performance criteria, and which have been identified by the Board of Directors and listed on Exhibit B hereto, which may be amended from time to time to reflect plan additions, terminations and amendments.

(i)        Pro rata Calculation. For purposes of calculating any pro rata Cash-Based Awards under Section 3.2(e), (f), (g) and (h) hereof, a month shall not be considered if the determining event occurs on or before the 14th day of the month, and a month shall be considered if the determining event occurs on or after the 15th day of the month.

(j)        No Duplicate Benefits. Notwithstanding anything in this Section 3.2 to the contrary, in the event that a Participant has received or is entitled to receive a Cash-Based Award under the PPP or the PDP as determined under the provisions of the Southern Company Change in Control Benefits Protection Plan (the “BPP”) for the Performance Period which includes a Participant’s Separation Date, then the amount of any such Cash-Based Award under this Plan shall be reduced dollar for dollar by any such amount received or to be received under the BPP.

3.3       Coordination with Retiree Medical and Life Insurance Coverage. Notwithstanding anything to the contrary above, any Participant who is otherwise eligible to retire pursuant to the terms of the Pension Plan shall be deemed to have retired for purposes of all employee benefit plans sponsored by the Employing Company of which the Participant is a participant. A Participant who is deemed to have retired in accordance with the preceding sentence shall not be eligible to receive the benefits described in Section 3.2(c) hereof if, upon his Separation Date, such Participant becomes eligible to receive the retiree medical and life insurance coverage provided to certain retirees pursuant to the terms of the Pension Plan, the Group Health Plan and the Group Life Insurance Plan.

3.4       Payment of Benefits.

(a)        Except as otherwise provided in Section 3.4(b) hereof, the total amount payable under this Article 3 shall be paid to a Participant in one (1) lump sum payment within two (2) payroll periods of the later of the following to occur: (a) the Participant’s Separation Date, or (b) the tender to the Employing Company by the Participant of an effective Waiver and Release in the form of Exhibit A attached hereto and the expiration of any applicable revocation period for such Waiver and Release. In the case of a Separation Date occurring in December, payment under this Article 3 will be made no earlier than January 1 and no later than March 15 of the following year, provided all other requirements of the Plan are met, including the receipt of an effective Waiver and Release. (The foregoing time of payment requirement is intended to satisfy the requirements of the so-called “short term rule” as described in Treasury Regulation section 1.409A-1(a)(4) promulgated under Code section 409A and to ensure that a Participant cannot directly or indirectly designate the taxable year of the receipt of benefits under the Plan as described in Treasury Regulation 1.409A-3(a)). In the event payment under this Article 3 is delayed as a result of a bona fide legal dispute with respect to liability or amount of any benefit due under the Plan, an effective Waiver and Release shall be tendered at the time of final resolution of any such dispute on the date payment, if any, is tendered by the Employing Company.

(b)       Notwithstanding anything to the contrary in Section 3.4(a) above, if the Administrative Committee determines that it is necessary to delay any payment, or portion thereof, under this Article III in order to avoid any tax liability pursuant to Code Section 409A(a)(1), such payment, or portion thereof, shall be delayed for the period set forth in Code Section 409A(a)(2)(B)(i) and such delayed payment, or portion thereof, shall bear a reasonable rate of interest as determined by the Administrative Committee.

3.5       Benefits in the Event of Death. In the event of the Participant’s death prior to the payment of all benefits due under this Article 3, the Participant’s estate shall be entitled to receive as due any amounts not yet paid under this Article 3 upon the tender by the executor or administrator of the estate of an effective Waiver and Release.

3.6       Legal Fees. In the event of a bona fide legal dispute between a Participant and his Employing Company with regard to any amounts due hereunder, if any material issue in such dispute is finally resolved in the Participant’s favor, his Employing Company shall reimburse the Participant’s legal fees incurred with respect to all issues in such dispute in an amount not to exceed thirty thousand dollars ($30,000).

3.7       No Mitigation. A Participant who receives benefits under Section 3.2 of this Plan shall have no duty or obligation to seek other employment following his Separation Date and, except as otherwise provided in Subsection 3.1(d) hereof, the amounts due a Participant hereunder shall not be reduced or suspended if such Participant accepts such subsequent employment.

3.8       Non-qualified Retirement and Deferred Compensation Plans. Subsequent to a Change in Control, any claims by a Participant for benefits under any of the Company’s non-qualified retirement or deferred compensation plans shall be resolved through binding arbitration in accordance with the procedures and provisions set forth in Article 5 hereof and if any material issue in such dispute is finally resolved in the Participant’s favor, the Company shall reimburse the Participant’s legal fees in the manner provided in Section 3.6 hereof.

ARTICLE 4 - ADMINISTRATION

4.1       Administrative Committee.

(a)       The Administrative Committee shall be responsible for the general administration of the Plan and may appoint other persons or entities to perform or assist in the performance of any of its duties, subject to its review and approval. The Administrative Committee shall have the right to remove any such appointee from his position without cause upon notice.

(b)       The Administrative Committee shall maintain permanent records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers, and other transactions concerning the Plan. Such accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by the Company and any persons designated thereby.

(c)       The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times, including the preparation and filing of all documents and forms required by any governmental agency; maintenance of adequate Participant records; recording and transmission of all notices required to be given to Participants and their beneficiaries; receipt and dissemination, if required, of all reports and information received from the Employing Companies; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of accounts, records, and other data as may be necessary for proper administration of the Plan. The Administrative Committee shall notify the Employing Companies upon their request of any action taken by it, and when required, shall notify any other interested person or persons.

4.2       Powers. The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Administrative Committee shall have the discretionary authority to interpret the Plan (including any ambiguities herein) and to determine all questions arising in the administration, interpretation, and application of the Plan. The Administrative Committee shall adopt such procedures and regulations necessary or desirable for the discharge of its duties hereunder and may appoint such accountants, counsel, actuaries, specialists, and other agents as it deems necessary or desirable in connection with the administration of this Plan. The Administrative Committee shall be the legal appointed agent for the service of process.

4.3       Compensation of the Administrative Committee. The Administrative Committee shall not receive any compensation from the Plan for its services.

4.4       Payment of Expenses. The Administrative Committee shall be reimbursed by the Employing Companies for its reasonable expenses incurred in the discharge of its duties. Such expenses shall include any expenses incident to its duties, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.

4.5       Indemnification. Each Employing Company shall indemnify the Administrative Committee against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same is finally adjudicated to be the result of gross negligence or willful misconduct. The Employing Companies may purchase at their own expense sufficient liability insurance for the Administrative Committee to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Administrative Committee.

ARTICLE 5 - ARBITRATION

5.1       General. Any dispute, controversy or claim arising out of or relating to the Company’s obligations to pay severance benefits under this Plan, or the breach thereof, shall be settled and resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) except as otherwise provided herein. The arbitration shall be the sole and exclusive forum for resolution of any such claim for severance benefits and the arbitrators’ award shall be final and binding. The provisions of this Article 5 are not intended to apply to any other disputes, claims or controversies arising out of or relating to a Participant’s employment by an Employing Company or the termination thereof.

5.2       Demand for Arbitration. Arbitration shall be initiated by serving a written notice of demand for arbitration to the Participant, in the case of an Employing Company, or to the Administrative Committee, in the case of a Participant.

5.3       Law and Venue. The arbitrators shall apply the laws of the State of Georgia, except to the extent pre-empted by federal law, excluding any law which would require the use of the law of another state. The arbitration shall be held in Atlanta, Georgia.

5.4       Appointment of Arbitrators. Arbitrators shall be appointed within fifteen (15) business days following service of the demand for arbitration. The number of arbitrators shall be three. One arbitrator shall be appointed by the Participant, one arbitrator shall be appointed by the Employing Company, and the two arbitrators shall appoint a third. If the arbitrators cannot agree on a third arbitrator within thirty (30) business days after the service of demand for arbitration, the third arbitrator shall be selected by the AAA.

5.5       Costs. The arbitration filing fee shall be paid by the Participant. All other costs of arbitration shall be borne equally by the Participant and his Employing Company, provided, however, that such Employing Company shall reimburse such fees and costs in the event any material issue in such dispute is finally resolved in the Participant’s favor and the Participant is reimbursed legal fees under Section 3.6 hereof.

5.6       Interim and Injunctive Relief. Nothing in this Article 5 is intended to preclude, upon application of either party, any court having jurisdiction from issuing and enforcing in any lawful manner such temporary restraining orders, preliminary injunctions, and other interim measures of relief as may be necessary to prevent harm to either party’s interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Article 5 and nothing herein is intended to prevent any court from entering and enforcing in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party’s interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Article 5.

ARTICLE 6 - MISCELLANEOUS

6.1       Funding of Benefits. Unless the Board of Directors in its discretion determines otherwise, the benefits payable to a Participant under the Plan shall not be funded in any manner and shall be paid by the Employing Companies out of their general assets, which assets are subject to the claims of the Employing Companies’ creditors.

6.2       Withholding. There shall be deducted from the payment of any benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Companies to such governmental authority for the account of the Participant entitled to such payment.

6.3       Assignment. No Participant or beneficiary shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

6.4       Interpretation. This Plan is intended to comply with the provisions of Code Section 409A and the Treasury Regulations promulgated thereunder in order to avoid any additional tax under Code Section 409A(a)(1). In the event it is necessary to interpret the provisions of this Plan for purposes of its operation, such interpretation shall, to the extent possible, be consistent with such intent.

6.5       Amendment and Termination. The Plan may be amended or terminated at any time by the Board of Directors, provided, however, that no such amendment or termination of the Plan shall be effective if such amendment or termination is made or is effective within a period that is (a) six (6) months before or at any time after, a Preliminary Change in Control of Southern Company and (b) prior to the earlier of (x) such time as the Board of Directors shall have determined that the event that gave rise to such Preliminary Change in Control will not be Consummated or (y) two years following the respective Southern Company Change in Control unless such amendment or termination during such period (i) has the effect of increasing benefits to Participants under the Plan, (ii) is determined by the Board of Directors to be immaterial, (iii) applies solely to individuals who were not Employees of an Employing Company on the date of the respective Change in Control or (iv) is more than six (6) months prior to any other Preliminary Change in Control of Southern Company and any such amendment or termination applies solely to such other Southern Company Preliminary Change in Control and the Southern Company Change in Control to which it relates.

IN WITNESS WHEREOF, this Amended and Restated Southern Company Executive Change in Control Severance Plan has been executed by the Company through its duly authorized officers, this 31 day of December, 2008, to be effective as provided herein.

SOUTHERN COMPANY SERVICES, INC.

By:	/s/Patricia L. Roberts

Its:	Vice President & Associate General Counsel